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                                                                    Exhibit 10.4




                                                               December 19, 2000

                                                            |__| Employee's Copy
                                                            |__| Employer's Copy

                           SPECIAL RETENTION AGREEMENT

To Mark Director:

         U S Office Products Company (the "COMPANY") wants to retain your services and to work with you towards the execution of a mutually acceptable new employment agreement ("NEW AGREEMENT") or amendment to your existing employment agreement ("AMENDMENT").

         RETENTION PAYMENT. To provide you with special incentives to remain with the Company during the next 9 months, the Company will pay you $277,500.00 (the "RETENTION PAYMENT") on or before January 15, 2001, reduced by any applicable withholding taxes and withheld 401(k) deferrals. By accepting this Retention Payment, you agree to remain with the Company through September 30, 2001. In addition, you agree to accept this payment in lieu of any payment under the FY 2001 Short Term Incentive Plan, excluding any short-term incentive payment for which you may be eligible under the change in control terms specified in that plan. You understand and agree that the Retention Payment is part of a special compensation program that the Company has described to you and the complete terms of which will be reflected in the New Agreement or Amendment.

         You agree to repay the "RETENTION REPAYMENT AMOUNT" (defined to mean the Retention Payment, net of taxes paid and/or withheld and withheld 401(k) deferrals) by the earlier of (a) 10 days after your employment ends if your employment ends before September 30, 2001, except as provided in this paragraph, or (b) February 15, 2001 if you and the Company have failed to execute a mutually acceptable New Agreement or Amendment by January 31, 2001. If you sign a New Agreement or Amendment by January 31, 2001, the Company will thereafter forgive repayment of 25% of the Retention Repayment Amount if your employment ends after June 30, 2001 and 100% if after September 30, 2001. In addition, the Company will forgive repayment of 100% of the Retention Repayment Amount if, between the date of this contract and January 31, 2001, you resign for Good Reason (if your employment agreement provides for "Good Reason" resignation) prior to a Change in Control (as defined in Annex A), if you resign for Good Reason (as defined in Annex B) at the time of or following a Change in Control, the Company ends your employment without Cause, you die, or your employment ends under a Disability.

         For purposes of this Agreement, "CAUSE" has the definition contained in your current employment agreement with the Company (or, after execution of the New Agreement or Amendment, the terms of such New Agreement or Amendment). For 2the purposes of this Agreement, "GOOD REASON" has the definition, if any, contained in your current employment agreement with the Company (or, after execution of the New Agreement or Amendment, the terms of such New Agreement or Amendment) except that at the time of or following a Change of Control but prior to the execution of a New Agreement or Amendment, "GOOD REASON" has the definition contained in Annex B. For the avoidance of doubt, regardless of any definition of


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"GOOD REASON" in your current employment agreement or this Agreement, any failure by you and the Company to agree upon a mutually acceptable Amendment or New Agreement shall not constitute "GOOD REASON" for purposes of entitling you to forgiveness of the repayment obligations imposed on you under this Agreement. If not otherwise defined in your employment agreement, you will have a "DISABILITY" solely for purposes of this Agreement if, as a result of incapacity due to physical or mental illness or injury, (i) you have been unable to perform the material duties of your position on a full-time basis for a period of four consecutive months, or for a total of four months in any six-month period, (ii) you are unable to resume your full-time duties within 30 days after written notice to you (given before or after the end of the preceding periods, but not effective earlier than the last day of the applicable period) that the Company will terminate your employment for Disability, and (iii) the Company does so terminate your employment.

         RESTRUCTURING BONUS. You understand and agree that certain provisions of your current employment agreement including, but not limited to, terms relating to automatic renewal of the term of the agreement, terms relating to a Change in Control, and the effect and scope of restrictive covenants will be restructured in a New Agreement or by way of an Amendment (the "RESTRUCTURING"). As consideration for your prior agreement to the Restructuring, the Company will pay you $277,500.00 (the "RESTRUCTURING BONUS") on or before January 15, 2001, reduced by any applicable withholding taxes and withheld 401(k) deferrals. By accepting this Restructuring Bonus, you agree to cooperate with the Company in the good faith negotiation and prompt execution of a New Agreement or Amendment, which will include, but not be limited to, the Restructuring; PROVIDED, however, that neither the New Agreement nor the Amendment shall adversely affect your current compensation (except as required to give effect to the terms of this Agreement), title, responsibilities, or duties. The New Agreement or Amendment shall include both the "Special Severance Program" and the "Special Deal Compensation," as described in the letter to you dated December 13, 2000 from Warren D. Feldberg. In the case of the "Special Deal Compensation," it is agreed that the arrangement will apply not only to a sale of the Company, but also to all divestitures by the Company and/or its subsidiaries from October 1, 2000, excluding Blue Star Business Supplies and the "non-core" portions of USOP - NA (which have been identified and which account for, in aggregrate, approximately $65 million of annual revenues). In addition to repayment of the Retention Repayment Amount, as provided above, you agree to repay the "RESTRUCTURING BONUS AMOUNT" (defined to mean the Restructuring Bonus, net of taxes paid and/or withheld and withheld 401(k) deferrals) if you and the Company are unable to agree on a mutually acceptable New Agreement or Amendment by January 31, 2001, such repayment to be made no later than February 15, 2001.

         REPAYMENT. You agree to make any repayments provided under this Agreement to the Company or its successor.

         AMENDMENT; WAIVER. Neither you nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by you and an executive officer of the Company, with the prior approval of the Board of Directors of the Company (the "BOARD"). Either party's waiver of the other's compliance with any provision of this Agreement does not waive any other provision of this Agreement or any subsequent breach by such party of a provision of this Agreement.


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         NO MITIGATION OR OFFSET. You are not required to mitigate the payments under this Agreement, and the Company will not offset its obligations under this Agreement to reflect compensation you receive from other employers.

         GOVERNING LAW. The laws of the state in which your principal place of employment lies (other than its conflict of laws provisions) govern this Agreement.

         EFFECTS ON EMPLOYMENT OR OTHER RELATIONSHIP. Nothing in this Agreement restricts the Company's rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without Cause.

         TERMINATION. If, by January 15, 2001, the Company has failed to pay to you in full the Retention Payment and the Restructuring Bonus, this Agreement shall automatically terminate as of January 16, 2001 and thereafter be null and void. In such event, the terms of your existing employment agreement shall remain in effect as they were immediately prior to your execution of this Agreement.

         NOTICES. Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You should send or deliver your notices to the Company's corporate headquarters, addressed to the Chief Executive Officer of the Company, with a copy to the Company's General Counsel. The Company will send or deliver any notice given to you at your address as reflected on the Company's personnel records. You and the Company may change the address for notice by like notice to the other. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.

         If you accept the terms of this Agreement, please sign below. We encourage you to consult with any advisors you choose.

                                    US Office Products Company


                                    By: /s/ Warren D. Feldberg
                                       ---------------------------
                                        Warren D. Feldberg
                                        President & CEO


I accept and agree to the terms set forth in this Agreement:

/s/ Mark D. Director                 Dated: January 5, 2001
-------------------------                  -------------------
Mark D. Director


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                                     ANNEX A

A "CHANGE IN CONTROL" means any of the following events after the Effective
Date:

     (i) any Person, other than one or more Excluded Persons, acquires directly or indirectly, in one or a series of transactions, the Beneficial Ownership of any voting securities of the Company (the "COMPANY VOTING SECURITIES") and immediately after such acquisition, such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all the then-outstanding Company Voting Securities, where

          (I) "BENEFICIAL OWNERSHIP," "BENEFICIAL OWNER," and "BENEFICIALLY OWN" have the meanings provided under, and shall be calculated in the manner provided in, Rule 13d-3 under the Securities Exchange Act of 1934 ("EXCHANGE ACT"), as amended, but without regard to whether a right to acquire securities is exercisable within 60 days of the date on which ownership is being calculated;

          (II) "EXCLUDED PERSON" means a Person that is or includes (in a Group) the Company; any majority-owned subsidiary (whether in corporate or other form) of the Company; with respect to the Participant, the Participant if he or she has a direct or indirect Beneficial Ownership in the acquiring Person of at least 5%; or, solely with respect to (i) above, Clayton, Dubilier & Rice; and

         (III) "PERSON" means any individual, entity, or "GROUP" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act);

     (ii) except as provided in subparagraph (ii)(I), the Company completes a merger, consolidation, recapitalization, or reorganization of the Company (an "EVENT").

          (I) An Event does not constitute a Change in Control if the Beneficial Owners of the Company Voting Securities outstanding immediately before such Event ("OLD OWNERS") Beneficially Own securities that represent immediately after such Event at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent (the "RESULTING VOTING SECURITIES") (in other words, an Event is not a Change in Control unless Beneficial Owners who were not Beneficial Owners pre-Event ("NEW OWNERS") have Beneficial Ownership of more than 50% of the Resulting Voting Securities).

          (II) For purposes of applying the exception set forth in subparagraph
               (ii)(I) of this definition, if an Old Owner Beneficially Owns a greater number of the Resulting Voting Securities immediately after the Event than the number the Old Owner received solely as a result of the Event, that excess



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               ownership will be treated as held by a New Owner and thus count against the 50% continuity test (making it more likely that a Change in Control occurred if a Person's Beneficial Ownership increased disproportionately in connection with the Event);

    (iii) the Company on a consolidated controlled group basis undergoes a sale, disposition, spin-off, or liquidation, other than to an Excluded Person, of a Substantial Portion, in one or a series of transactions, of the Company's assets, where a "Substantial Portion" means

          (I) at least 50% of the assets of the Company measured by their book value as compared with the book value of such assets as of April 27, 2000 (the "STARTING VALUE") (provided that if the book value of an asset is reduced or increased after April 27, 2000 due to
               (X) a change in accounting policies or methods, (Y) a write-up or write-down in asset value as required by the financial policies of the Company or its auditors due to a change in market conditions, the value of goodwill, or other similar factors or conditions (but not because of the sale or purchase of assets), or (Z) other similar accounting or auditing requirements, the Starting Value of such asset shall be adjusted to be equal to the adjusted asset valuation (less the aggregate amount of any amortization or depreciation of such asset from April 27, 2000 through the date of revaluation), where the determination of asset value and any decline of asset value for this purpose will be made by the Board, by reference to the Company's financial statements and after consultation with the Company's independent auditors, WHICH DETERMINATION YOU HEREBY AGREE WILL BE FINAL AND BINDING;or

          (II) either Mail Boxes Etc. or USOP - North America, and 75% of the Starting Value of assets in neither Mail Boxes Etc. nor USOP - North America;

     (iv) at any point after the Effective Date, Incumbent Directors cease to be a majority of the members of the Board, where an "INCUMBENT DIRECTOR" is (I) an individual who is a member of the Board on the Effective Date or (II) any new director whose appointment or election by the Board or whose nomination for election by the stockholders was approved by two-thirds (2/3) of the persons who were already Incumbent Directors, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (v) the Board or its Compensation Committee determines that it is substantially likely that one of the foregoing events will occur.


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                                     ANNEX B

For purposes of this Agreement, "GOOD REASON" means if, at the time of or following a Change in Control and during the course of your duties of employment or as a provision of an offer of employment by a Successor (as defined below), you are, without your written consent, subject to:

          - A material decrease in job duties or scope of responsibility, including revenue responsibility, but excluding a change in title, officer status, and/or reporting relationship;

          - A reduction in your base salary of greater than 10% on an annual basis or a reduction in your combined annual base salary and short term incentive bonus target of greater than 20%;

          - A change in your principal place of employment after, or in anticipation of, a Change in Control such that your daily commute from your residence as of the date immediately prior to the date on which the place of employment is relocated increases by at least 25 miles;

          - Your Employment Agreement, if any, (including, without limitation, any severance obligations under this Agreement) (i) not being assumed by a Successor or not otherwise remaining in full force and effect following any Change in Control, or (ii) such assumption or continued effect is for a period less than the greater of your then remaining term under such Employment Agreement or the first anniversary of the Change in Control;

          - A Successor's refusing to offer you a written employment agreement on substantially similar terms as those applicable to persons at your level of employment and you had an Employment Agreement in effect with your Employer before a Change in Control; or

          - the Company on a consolidated controlled group basis undergoes a sale, disposition, spin-off, or liquidation, other than to an Excluded Person (as defined in Annex B), of (i) either Mail Boxes Etc. or USOP - North America; and (ii) 75% of the assets of the Company in neither Mail Boxes Etc. nor USOP - North America measured by their book value as compared with the book value of such assets as of April 27, 2000 (the "STARTING VALUE") (provided that if the book value of an asset is reduced or increased after April 27, 2000 due to (X) a change in accounting policies or methods, (Y) a write-up or write-down in asset value as required by the financial policies of the Company or its auditors due to a change in market conditions, the value of goodwill, or other similar factors or conditions (but not because of the sale or purchase of assets), or (Z) other similar accounting or auditing requirements, the Starting Value of such asset shall be adjusted to be equal to the adjusted asset valuation (less the aggregate amount of any amortization or depreciation of such asset from April 27, 2000 through the date of


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               revaluation), where the determination of asset value and any decline of asset value for this purpose will be made by the Board, by reference to the Company's financial statements and after consultation with the Company's independent auditors, WHICH DETERMINATION YOU HEREBY AGREE WILL BE FINAL AND BINDING.

"SUCCESSOR" means any business entity that at any time by merger, consolidation, or otherwise acquires all or substantially all of the Company's stock or assets or to which the Company transfers all or substantially all of its assets or that acquires substantially all of the stock or assets of the Business Unit.